SUPPLEMENT DATED DECEMBER 1, 2005
                           TO THE
                      PROSPECTUSES AND
            STATEMENTS OF ADDITIONAL INFORMATION
                           OF THE
                    FUNDS INDICATED BELOW

 The following supplements the sections of each of the Prospectuses for the funds listed below entitled
"Management":

 On December 1, 2005, Citigroup Inc. ("Citigroup") completed the sale of substantially all of its asset management business, Citigroup Asset Management ("CAM"), to
Legg Mason, Inc. ("Legg Mason"). As a result, the fund's investment adviser (the "Manager"), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the fund's existing investment management contract
(and sub-advisory contract(s), if applicable) to terminate.

 The fund's shareholders previously approved a new investment management contract between the fund and the Manager (and new sub-advisory contract(s), if applicable) which became effective on December 1, 2005.

 Legg Mason, whose principal executive offices are at 100
Light Street, Baltimore, Maryland 21202, is a financial services holding company. As of September 30, 2005, Legg
Mason's asset management operation had aggregate assets under management of approximately $417 billion, of which approximately 21% represented assets in mutual and closed-end funds sponsored by Legg Mason and its affiliates.

 The fund's Board has appointed the fund's current distributors, Citigroup Global Markets Inc. ("CGMI") and PFS Investments Inc. as successor by merger to PFS Distributors, Inc. ("PFS"), and Legg Mason Investor Services, LLC ("LMIS"), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributors of the fund. For those funds that have adopted Rule 12b-1 Plans with respect to certain classes of shares, the fund's Board has also approved amended and restated Rule 12b-1 Plans. CGMI, PFS and other broker-dealers, financial intermediaries and financial institutions (each called a "Service

Agent") that currently offer fund shares will continue to make the fund's shares available to their clients.
Additional Service Agents may offer fund shares in the future.

 The following supplements the sections of each of the Prospectuses entitled "Sales charges" and "More about deferred sales charges" and the section of the Statement of Additional Information (the "SAI") entitled "Purchase of Shares" or "Purchase, Redemption and Exchange of Shares," as applicable to a fund, for the funds listed below:

 For Class A shares sold by LMIS, LMIS will receive the sales charge imposed on purchases of Class A shares (or any deferred sales charge paid on redemptions) and will retain the full amount of such sales charge. For Class A shares sold by CGMI, CGMI will receive the sales charge imposed on purchases of Class A shares and will retain an amount equal to the broker-dealer commission paid out of the sales charge. CGMI will pay up to 10% of the sales charge to LMIS. For Class A shares sold by PFS, PFS will receive the sales charge imposed on purchases of Class A shares (or any deferred sales charge paid on redemptions) and will retain the full amount of such sales charge.

 A distributor may pay a commission of up to 1.00% of the purchase price of Class A shares to a Service Agent for purchases in excess of the amount at which sales loads are waived and for purchases by certain retirement plans with an omnibus relationship with the fund. In such cases, for those funds that have adopted an amended and restated Rule 12b-1 Plan, starting in the thirteenth month after purchase the Service Agent will also receive the distribution and service fee of up to 0.25% annually of the average daily net assets represented by the Class A shares held by its clients. Prior to the thirteenth month, the distributor will retain the distribution and service fee. Where the Service Agent does not receive the payment of this commission, the Service Agent will instead receive the distribution and service fee starting immediately after purchase. In certain cases, the Service Agent may receive both a payment of the commission and the annual distribution and service fee starting immediately after purchase.

 LMIS will pay Service Agents other than PFS, including CGMI, selling Class B shares a commission of up to 4% of the purchase price of the Class B shares they sell and will retain the deferred sales charges paid upon certain redemptions. For Class B shares sold by PFS, PFS will pay the commission of up to 4% of the purchase price of the Class B shares sold by its Service

Agents and will retain the deferred sales charges paid upon certain redemptions. Similarly, LMIS will pay Service Agents, including CGMI, selling Class C shares a commission of up to 1% of the purchase price of the Class C shares they sell and will retain the deferred sales charges paid upon certain redemptions. For those funds that have adopted an amended and restated Rule 12b-1 Plan; until the thirteenth month after purchase LMIS will retain the distribution and service fee.

 The procedures described in the Prospectus under the captions "Buying shares," "Exchanging shares" and "Redeeming shares" will not change as a result of the new distribution arrangements.

 Under a licensing agreement between Citigroup and Legg Mason, the name of the fund, the names of any classes of shares of the fund, and the names of investment advisers of the fund, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates ("Citi Marks") are licensed for use by Legg Mason and by the fund. Citi Marks include, but are not limited to, "Smith Barney," "Salomon Brothers," "Citi," "Citigroup Asset Management," and "Davis Skaggs Investment Management". Legg Mason and its affiliates, as well as the Manager, are not affiliated with Citigroup.

 All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

 The following disclosure supplements the section of the SAI for each of the funds listed below entitled
"Distributor":

 Effective December 1, 2005, LMIS, located at 100 Light Street, Baltimore, Maryland 21202; CGMI, located at 388 Greenwich Street, New York, New York 10013; and PFS, located at 3100 Breckenridge Boulevard, Bldg. 200, Duluth, Georgia 30199, serve as the fund's co-distributors pursuant to written agreements or amendments to written agreements, in each case dated December 1, 2005 that were approved by the fund's Board on November 21, 2005 (the "Distribution Agreements"). As a result, references in the SAI to the fund's distributors or principal underwriters include LMIS, CGMI and PFS.

 The following disclosure supplements the section of the SAI for each of the funds listed below entitled
"Distribution Arrangements", "Distribution" or "Services and
Distribution Plan", as applicable to a fund:

 Effective December 1, 2005, with respect to those fund classes subject to a Rule 12b-1 Plan, the fund pays service and distribution fees to each of LMIS, CGMI and PFS for the services they provide and expenses they bear under the Distribution Agreements. The expenses intended to be covered by the distribution fees include those of each co-distributor. For those funds that have adopted an amended and restated Rule 12b-1 Plan, the co-distributors will provide the fund's Board with periodic reports of amounts expended under the fund's Rule 12b-1 Plans and the purposes for which such expenditures were made.

 The following disclosure supplements the section of the SAI for each of the funds listed below entitled "Portfolio
Transactions", "Brokerage" or "Investment Management and
Other Services," as applicable to a fund:

 Effective December 1, 2005, CGMI will no longer be an affiliated person of the fund under the Investment Company Act of 1940, as amended. As a result, the fund will be permitted to execute portfolio transactions with CGMI or an affiliate of CGMI as agent (but not as principal) without the restrictions applicable to transactions with affiliated persons. Similarly, the fund will be permitted to purchase securities in underwritings in which CGMI or an affiliate of CGMI is a member without the restrictions imposed by certain rules of the Securities and Exchange Commission. The Manager's use of CGMI or affiliates of CGMI as agent in portfolio transactions with the fund will be governed by the fund's policy of seeking the best overall terms available.

 Except as noted above, the policies and procedures described in the SAI under the captions "Purchase of Shares," "Purchase, Redemption and Exchange of Shares",
"Redemption of Shares" or "Exchange Privilege", as applicable to a fund, will not change as a result of the new or amended distribution arrangements.

 Shareholders with questions about the new or amended distribution arrangements are urged to contact their Service
Agent.


SMITH BARNEY AGGRESSIVE GROWTH FUND INC.        December 29, 20
                                                          04

SMITH BARNEY ALLOCATION SERIES INC.               May 31, 2005

Balanced Portfolio

Conservative Portfolio

Income Portfolio

SMITH BARNEY APPRECIATION FUND INC.             April 30, 2005




SMITH BARNEY CALIFORNIA MUNICIPALS               June 28, 2005
FUND INC.

SMITH BARNEY EQUITY FUNDS                         May 31, 2005

Smith Barney Social Awareness Fund


SMITH BARNEY FUNDAMENTAL VALUE FUND INC.           January 28,
                                                        2005

SMITH BARNEY INCOME FUNDS

Smith Barney Diversified Strategic Income         November 28,
Fund                                                     2005
Smith Barney Exchange Reserve Fund                November 28,
                                                        2005
SB Capital and Income Fund                      April 29, 2005

Smith Barney Shares


SMITH BARNEY INVESTMENT FUNDS INC.

Smith Barney Government Securities Fund         April 29, 2005

Smith Barney Investment Grade Bond Fund         April 29, 2005

Smith Barney Multiple Discipline Funds          August 29, 2005

Balanced All Cap Growth and Value Fund

Large Cap Growth and Value Fund

All Cap Growth and Value Fund

Global All Cap Growth and Value Fund


SMITH BARNEY INVESTMENT TRUST                   March 28, 2005

Smith Barney Large Capitalization Growth Fund

Smith Barney Mid Cap Core Fund


SMITH BARNEY MANAGED MUNICIPALS                  June 28, 2005
FUND INC.

SMITH BARNEY MUNI FUNDS                          July 29, 2005

New York Portfolio


SMITH BARNEY SECTOR SERIES INC.                   February 25,
                                                        2005
Smith Barney Financial Services Fund

Smith Barney Health Sciences Fund

Smith Barney Technology Fund

FD 03312